                                                                   Exhibit 10.13

                                [SCRIPTGEN LOGO]

                                  June 9, 2000

Devron Averett
Senior Vice President, Research & Development and Medical
Scriptgen Pharmaceuticals, Inc.
610 Lincoln Street
Waltham, MA 02451

Dear Devron:

      The Board of Directors (the "Board") of Scriptgen Pharmaceuticals, Inc. (the "Company") has determined that it is in the best interests of the Company to provide for certain severance arrangements for you.

      1. Except as provided in Section 2 below, if your employment is terminated by the Company other than for Cause (as defined in Section 4 below) or there is a Constructive Termination (as defined in Section 6 below), you will receive the Severance and Other Benefits (as described in Section 7 below).

      2. Notwithstanding Section 1 above to the contrary, if, within two years following a Change of Control (as defined in Section 5 below), your employment is terminated by the Company other than for Cause or there is a Constructive Termination, you will receive the Change of Control Severance and Other Change of Control Benefits (as described in Section 8 below).

      3. Nothing contained in this Agreement shall be interpreted to restrict the ability of the Company to terminate your employment at any time and for any reason. This Agreement replaces and supersedes certain severance agreements dated March 1, 2000 but does not replace any other written employment agreement that you may have with the Company.

      4. Cause shall deem to exist upon any of the following occurrences: (a) when and if you have been guilty of any act or acts of dishonesty constituting a felony; or (b) the failure by you to materially perform your assigned duties with the Company or any successor thereof in the best interests of the Company (except for the failure resulting from your incapacity due to physical or mental illness, or any such actual or anticipated failure resulting from a Constructive Termination and such failure is not corrected within thirty (30) days of receiving notice of such failure from the Company specifying in reasonable detail the nature of such failure).

      5. Change of Control means (a) a merger or consolidation to which the Company is a party unless the holders of the Company's capital stock immediately prior to the transaction own a majority of the votes entitled to be cast for the election of directors immediately following such transaction; or (b) the sale of all or substantially all of the Company's outstanding shares; or (c) the sale of all or substantially all of the Company's assets; or (d) the acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities


                                       1.

Exchange Act of 1934, as amended) (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company which are entitled to vote generally in the election of directors.

      6. Constructive Termination means the termination of your employment by you within thirty (30) days following any of the following events: (a) a reduction in the total annual compensation package paid to you; (b) a relocation (or demand for relocation) of your place of employment more than thirty (30) miles from your current place of employment; or (c) a significant change in the nature or scope of your job responsibilities or the imposition of significant limitations on your autonomy in your position as an employee of the Company.

      7. Severance and Other Benefits shall mean:

      (a) The Company shall pay an amount equal to 0.75 times your annual base salary in effect immediately prior to the date of termination of your employment with the Company (the "Termination Date") unless there has been a Constructive Termination pursuant to Section 6(a), in which event the Company shall pay you an amount equal to 0.75 times your annual base salary in effect immediately prior to the event described in Section 6(a) (the "Severance Payment").

      (b) The Severance Payment shall be paid to you in one (1) lump sum within five (5) days after the Termination Date.

      (c) The Company shall maintain in full force and effect, for the continued benefit of you and/or your family for nine (9) months after the Termination Date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans, disability and life insurance plans and car allowance programs) in which you were entitled to participate immediately prior to the Termination Date, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.

      (d) The Company will make available to you, upon your request, executive outplacement services provided by a reputable outplacement firm for a period of six (6) months. The Company will assume the cost of all such outplacement services.

      (e) All of your outstanding stock options which you hold and which are not then vested and exercisable shall vest and become exercisable immediately upon your termination of employment and, together with all other vested stock options which you hold, will remain exercisable for the full term of such options. In addition, all of your outstanding restricted stock which you hold and which is not then vested shall vest. Notwithstanding the foregoing, in the event that at the time of termination of your employment there is in process or under active


                                       2.

consideration a Change of Control business combination involving the Company which is intended to be accounted for as a "pooling of interests", and with respect to which the independent auditors of the Company issue an opinion to the Company and to you that, but for the acceleration of vesting of the foregoing stock or other benefits in anticipation of the business combination transaction, the transaction will qualify for pooling of interests accounting treatment (the acceleration provision contained in this Agreement being the sole impediment to pooling of interest accounting treatment), then the foregoing provisions of this clause (e) shall be of no force and effect.

      8. Change of Control Severance and Other Change of Control Benefits shall mean:

      (a) The Company shall pay an amount equal to one (1.0) times (A) the higher of (x) your current annual base salary and (y) your annual base salary in effect immediately prior to the Change of Control and (B) the higher of (x) 100% of your target bonus in effect immediately prior to the Change of Control or (y) an average of the three most recent bonuses payable to you (collectively referred to as "Change of Control Severance Payments").

      (b) The Change of Control Severance Payments shall be paid to you in one
(1) lump sum within (5) five days after the Termination Date.

      (c) The Company shall maintain in full force and effect, for the continued benefit of you and/or your family for twelve (12) months after the Termination Date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans, disability and life insurance plans and car allowance programs) in which you were entitled to participate immediately prior to the Change of Control, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.

      (d) The Company will make available to you, upon your request, executive outplacement services provided by a reputable outplacement firm for a period of six (6) months. The Company will assume the cost of all such outplacement services.

      (e) All of your outstanding stock options which you hold and which are not then vested and exercisable shall vest and become exercisable immediately upon a Change of Control and, together with all other vested stock options which you hold, will remain exercisable for the full term of such options. In addition, all of your outstanding restricted stock which you hold and which is not then vested shall vest. Notwithstanding the foregoing, in the event of a Change of Control caused by a business combination involving the Company which is intended to be accounted for as a "pooling of interests", and with respect to which the independent auditors for the Company issue an opinion to the Company and to you that, but for the acceleration of vesting of the foregoing options or restricted stock or other benefits in anticipation of the business combination transaction, the transaction will qualify for pooling of interests accounting


                                       3.

treatment (the acceleration provision contained in this Agreement being the sole impediment to pooling of interest accounting treatment), then the foregoing provisions of this clause (e) shall be of no force and effect.

      9. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as a result of employment by another employer after the Termination Date, or otherwise. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which it may have against you or others.

      10. Payments under Section 8 shall be made without regard to whether the deductibility of such payments (or any other payments to or for your benefit) would be limited or precluded by Internal Revenue Code Section 380G and without regard to whether such payments (or any other payments) would subject you to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; provided, that if the total of all payments to or for your benefit, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("your total after-tax payments") would be increased by the limitation or elimination of any payment under Section 8, amounts payable under Section 8 shall be reduced to maximize your total after-tax payments. The determination as to whether and to what extent payments under Section 8 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Company's Board of Directors may designate (the "Accounting Firm"). In the event the Accounting Firm determines that a reduction is required, the Company shall promptly give you notice to that effect and a copy of the detailed calculation of the Accounting Firm's determination. You may then elect in your sole discretion which payments under Section 8 are to be reduced and to what extent, provided that the aggregate payments under Section 8 after such reduction have the same present value as specified in the Accounting Firm's determination. In the event of any underpayment or overpayment under
Section 8, as determined by PricewaterhouseCoopers LLP (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

      11. Anything in this Agreement to the contrary notwithstanding, if your employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated by you that such termination
(a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement, a Change of Control shall be deemed to have occurred the date immediately prior to the date of such termination and the provisions of Section 8 above shall apply.

      12. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Company and any successor or assign of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledge by you. If you should die while any


                                       4.

amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

      13. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (all notices to the Company to be directed to the attention of the President of the Company with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. The failure by you to set forth in any notice of termination of employment any fact or circumstances which contributes to a showing of Constructive Termination shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

      14. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board.

      15. If you assert any claim in any contest (whether initiated by you or by the company) as to the validity, enforceability or interpretation of Section 8 of any provision of this Agreement relating to Section 8, the company shall pay your legal expenses (or cause such expenses to be paid) including, without limitation, your reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that you shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if a court of competent jurisdiction shall find that you did not have a good faith and responsible basis to believe that you would prevail as to at least one material issue presented to such court.

      16. The validity or enforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      Please indicate your acceptance of this agreement by signing in the space provided below.

                                        Very truly yours,


                                         /s/ Kleanthis Xanthopoulos
                                        --------------------------------
                                        Kleanthis Xanthopoulos
                                        President & CEO
                                        Scriptgen Pharmaceuticals, Inc.


                                       5.

I acknowledge and accept the agreement above.



Signature: /s/ Devron R. Averett
          -----------------------------------


                                       6.